UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐            Preliminary Proxy Statement

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☐            Definitive Proxy Statement

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☐            Soliciting Material Under Rule 14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 5, 2012, AOL Inc. issued the following statement.

AOL COMMENTS ON GLASS LEWIS REPORT, THIRD PROXY ADVISORY SERVICES FIRM TO REJECT
STARBOARD'S FULL SLATE OF INEXPERIENCED NOMINEES

Company Has The Right Team and Strategy in Place That is Already Producing Clear Results And Will
Continue to Further Enhance Stockholder Value

Believes Starboard’s Campaign Is Designed To Foist Its Short-Term Strategy on AOL and Its
Stockholders

Urges Stockholders to Support the Board’s Long-Term Turnaround Strategy and Vote FOR ALL of AOL’s
Director Nominees on the WHITE Proxy Card Today

NEW YORK, NY – June 5, 2012 – AOL, Inc. (NYSE: AOL), today issued the following statement in response to a report issued by Glass Lewis & Co. (“Glass Lewis”) regarding AOL’s 2012 Annual Meeting of Stockholders to be held on June 14, 2012.

In response to the Glass Lewis report, AOL issued the following statement:

“We are pleased that Glass Lewis is the third proxy advisory services firm to reject Starboard’s full slate of inexperienced director nominees.  The Glass Lewis rejection of Starboard’s full slate reinforces our belief that our director nominees have the qualifications necessary to most effectively lead AOL and to further enhance stockholder value.  Importantly, Glass Lewis recommends that stockholders not vote for two of Starboard’s nominees, Dennis Miller and James Warner, as neither have the diverse qualifications or significant operational, financial and public Board experience in AOL’s areas of strategic focus that our current Board possesses.  We believe AOL stockholders should not risk electing nominees with no relevant public company Board experience [1] to guide a large company with a world-class collection of premium brands and which already has a fully functional and effective Board.

“However, we believe that Glass Lewis’s recommendation is flawed and we are disappointed that Glass Lewis has recommended stockholders vote for Jeffrey Smith, a Starboard nominee who has no new media experience [2].  The AOL management team and Board have reached out to Mr. Smith numerous times to engage in a constructive board-level dialogue; however, Starboard has refused AOL’s numerous requests to reach a mutually agreed upon outcome that benefits ALL stockholders.  Starboard’s distracting and misleading proxy campaign, led by Mr. Smith, furthers our belief that Mr. Smith’s interests are not aligned with the interests of all stockholders.  If elected, we strongly believe that Mr. Smith would impede a strategy that we believe is clearly working.  Starboard’s short-sightedness, in our view, is evidenced by what we perceive to be their intention to shut down Patch immediately, despite AOL’s public commitment to bring Patch to run-rate profitability by the fourth quarter of 2013.  We believe that the long-term prospects for AOL and Patch far outweigh the short-sighted interests of Starboard.

“Our Board, which includes eight highly qualified director nominees, has implemented a clear and consistent pattern of bold actions to deliver stockholder value.  The Board has proven that it can drive value in the short-term while executing on a strategy that we believe will produce even greater long-term value.  Furthermore, the Board has committed to adding two new Board members, which we believe will add fresh, relevant perspectives and further enhance stockholder value.  At the same time, the Board is committed to managing all its investments with strict discipline and will only invest in it if we continue to see positive signs of consumer growth, engagement and ultimately, profitability.  We strongly urge stockholders to maximize the full value of their investment by supporting the AOL Board’s vision for long-term success and by voting FOR  all of AOL’s director nominees on the WHITE  proxy card today.”

[1] Greater than $500 million in revenue

[2] “New media” includes the Internet, websites, computer multimedia, video games, CD-ROMs and DVDs

The AOL Board unanimously recommends that all stockholders vote FOR  all of AOL’s experienced and highly qualified director nominees: Tim Armstrong, Richard Dalzell, Karen Dykstra, Alberto Ibargüen, Susan Lyne, Patricia Mitchell, Fredric Reynolds and James Stengel.

Every vote is extremely important.  AOL recommends that stockholders vote FOR  all of AOL’s director nominees by Internet, by telephone or by signing and dating the WHITE  proxy card itself and returning it as soon as possible.  If a stockholder has already voted on Starboard’s gold proxy card, they may still revoke that prior vote by simply voting their WHITE proxy card.  Only the latest dated proxy will be counted.

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world.  The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale.  We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.  These forward-looking statements are based on management’s current expectations and beliefs about future events.  As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances.  Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.  Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission.  In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry.  This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights.  Our actual results could differ materially from management’s expectations because of changes in such factors.  Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders.  The proxy statement contains important information about AOL and the 2012 Annual Meeting.  In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders.  In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC.  You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting.  These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com).  The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting.  Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.

Media Contact:

Maureen Sullivan

Maureen.Sullivan@teamaol.com

212-206-5030

Investor Relations Contact:

Eoin Ryan

Eoin.Ryan@teamaol.com

212-206-5025